Exhibit 99.1

Contacts:

Media: 703.469.1004 or media@fbr.com

Investors: Kurt Harrington at 703.469.1080 or ir@fbr.com

FBR Group, Inc. Seeks Return of Agency Mortgage Security

ARLINGTON, VA, October 3, 2008 – Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) (FBR Group) issued the following statement this morning:

Various articles have been published recently regarding the attempt by Friedman, Billings, Ramsey Group, Inc. (FBR Group) (NYSE: FBR) to have an agency mortgage security with a face amount of $250 million returned to it under a repurchase agreement maintained with Lehman Brothers, Inc. (LBI). The lawsuit was brought by FBR Group, a publicly traded REIT and not by FBR Capital Markets Corporation (NASDAQ: FBCM) an investment bank which is a publicly traded company separate and apart from FBR Group. The lawsuit and the request for return of the security is part of FBR Group’s normal, ongoing management of its assets and capital and was necessitated by an inability to secure satisfactory responses from the various parties associated with the liquidation proceedings involving LBI. FBR Group believes it will recover the agency mortgage security, but if not, FBR Group believes that given today’s market the potential damages it would suffer would be costs and expenses plus approximately $9 million representing the difference between the amount advanced to FBR Group under the repurchase agreement and the value of the security, and which amount FBR Group would then seek to recover from LBI through the liquidation proceedings.

Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) invests in mortgage-related assets, merchant banking opportunities and is the majority owner of FBR Capital Market Corporation, a separate publicly traded company. FBR Group is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.fbr.com.